UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2005

Avon Products, Inc.
(Exact name of registrant as specified in its charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York 10105-0196
(Address of principal executive offices) (Zip Code)

(212) 282-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement

     On August 31, 2005, Avon Capital Corporation (“ACC”), a wholly owned subsidiary of Avon Products, Inc. (the “Company”), increased the size of its existing commercial paper program from $600 million to $1.0 billion. Under the program, ACC may issue from time to time unsecured promissory notes, guaranteed by the Company, in the commercial paper market in private placements exempt from registration under federal and state securities laws, for a cumulative face amount not to exceed $1.0 billion outstanding at any one time and with maturities not exceeding 270 days from the date of issue. The commercial paper short-term notes issued under the program are not redeemable prior to maturity and will not be subject to voluntary prepayment. The existing $600 million five-year credit facility and $400 million 364-day credit facilities of ACC and the Company, with expiration dates of May 2006 and August 2006, respectively, are available to support issuances of commercial paper as well as for general corporate purposes. Currently, approximately $471 million of commercial paper short-term notes is outstanding under the program.

     The Company has amended its guarantee to reflect the increase in size to $1.0 billion of the commercial paper program. The guarantee provides for an unconditional guarantee of the full and punctual payment of ACC’s obligations under the commercial paper short-term notes that may be issued from time to time under the $1.0 billion program. The foregoing does not constitute a complete summary of the terms of the guarantee, and reference is made to the complete text of the guarantee, which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Guarantee of Avon Products, Inc. dated as of August 31, 2005

(Page 2 of 3 Pages)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Gilbert L. Klemann, II

Gilbert L. Klemann, II
Senior Vice President and General Counsel

Date: September 6, 2005

(Page 3 of 3 Pages)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Guarantee of Avon Products, Inc. dated as of August 31, 2005